Exhibit 99.1

Tredegar Corporation        Contact:
Corporate Communications        Neill Bellamy
1100 Boulders Parkway        Phone: 804/330-1211
Richmond, Virginia 23225        Fax: 804/330-1777
E-mail: invest@tredegar.com        E-mail: neill.bellamy@tredegar.com
Website: www.tredegar.com
FOR IMMEDIATE RELEASE

TREDEGAR CORPORATION ANNOUNCES CHANGE IN LEADERSHIP
RICHMOND, Va., Jun. 26, 2015—Today the board of directors of Tredegar Corporation (NYSE:TG) announced that effective immediately, Nancy M. Taylor, president and CEO, and Kevin A. O’Leary, vice president, CFO and treasurer, have stepped down from their respective positions. Taylor also resigned her position on the board of directors.
“For the past 23 years, Nancy has provided invaluable leadership in a wide variety of positions at Tredegar,” said William M. Gottwald, chairman of the board, Tredegar Corporation. “We are extremely grateful for her tireless efforts, especially the dedication she has shown which has enabled us to grow the company and build on our strengths.”
The board also expressed its gratitude to O’Leary. “Today Tredegar continues to be in a strong financial position due in no small part to Kevin’s leadership,” said Gottwald. “We want to express our sincere gratitude for his service to this company and we wish him well in the future.”
The company announced that board member John D. Gottwald, who served for seventeen years as Tredegar’s president and CEO, will assume the duties of president and CEO on an interim basis until the Board completes a search for a new leader. D. Andrew Edwards, formerly vice president, CFO and treasurer of Tredegar Corporation from 2003 to 2009, will return to the company to serve as vice president, CFO and treasurer, effective the end of July.
“John was a natural choice by the board to serve as interim president and CEO given his long history with the company and his understanding of the needs of our customers,” said Gottwald. “We also are grateful that Drew has agreed to return to Tredegar and appreciate the proven track record of success he brings to our executive team. The focus of the leadership team will be to execute on the global investments we’ve made over the past several years to drive customer and shareholder value.”

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About Tredegar Corporation
Tredegar Corporation is a manufacturer of plastic films and aluminum extrusions. A global company headquartered in Richmond, Virginia, Tredegar had 2014 sales of $952 million. With approximately 2,700 employees, the company operates manufacturing facilities in North America, South America, Europe, and Asia.
Safe Harbor Statement
Some of the statements made in this press release are forward-looking statements that involve a number of risks and uncertainties and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based upon Tredegar’s current expectations and projections about future events and generally relate to Tredegar’s plans, objectives and expectations for the development of its business. Although management believes that the plans and objectives reflected in or suggested by these forward-looking statements are reasonable, all forward-looking statements involve risks and uncertainties and actual future results may be materially different from the plans, objectives and expectations expressed in this press release. For a discussion of the risks and uncertainties, and other important factors, any of which could cause Tredegar’s actual results to differ from those contained in the forward-looking statements, see the section entitled “Risk Factors” in Tredegar’s Annual Report on Form 10-K for the year ended December 31, 2014, as well as discussions of potential risks, uncertainties, and other important factors in Tredegar’s subsequent filings with the Securities and Exchange Commission. All information in this press release is as of the date of the release, and Tredegar undertakes no duty to update this information unless required by law.

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